Exhibit 3.53
AMENDED AND RESTATED
BY-LAWS
OF
PRESIDENT RIVERBOAT CASINO-MISSOURI, INC.
(A Missouri Corporation)
ARTICLE I
DEFINITIONS
BY-LAW 1.01. The following words or phrases, when used in these By-Laws, shall have the meanings set forth below:
     a. “Articles of Incorporation” shall mean the Articles of Incorporation of the Corporation.
     b. “Corporation” shall mean President Riverboat Casino-Missouri, Inc.
     c. “Shares” shall mean the authorized shares of the Corporation as identified in the Corporation’s Articles of Incorporation.
     d. “Statute” shall mean the applicable statute or statutes of The General and Business Corporation Law of Missouri, being Chapter 351 of the Missouri Statutes.
ARTICLE II
OFFICES, BOOKS AND RECORDS
BY-LAW 2.01 Registered and Other offices. The registered office of the Corporation in Missouri shall be that most recently adopted either in the Articles of Incorporation or any amendment thereto, or by the Board of Directors in a statement filed with the Secretary of State of Missouri establishing the registered office in the manner prescribed by law. The Corporation may have such other offices, within or without the State of Missouri, as the Board of Directors shall, from time to time, determine.
BY-LAW 2.02 Maintenance of Records. The original books and records of the Corporation, or copies thereof, shall be maintained at its registered office or principal place of business in the State of Missouri, or at the office of its transfer agent in the State of Missouri. Certain records, statements and agreements, or copies thereof, shall be available for examination by the shareholders on such terms and conditions as the Board of Directors may from time to time impose, consistent with the Statute.

ARTICLE III
SHAREHOLDERS’ MEETING
BY-LAW 3.01 Regular Meeting. Except as otherwise provided by Statute, a regular meeting of the shareholders shall be held annually on the last Friday of April, or on such date other date, time and place, within or outside the State of Missouri, as may be specified by the Chief Executive Officer or by the Board of Directors. A regular meeting of the shareholders shall be called by the Board of Directors on the demand of shareholders holding at least three percent of the outstanding voting shares of the Corporation. A regular meeting called by or at the demand of a shareholder shall be held on such date, time and place in the county where the principal executive office of the Corporation is located. Unless otherwise provided by Statute, the Board of Directors may determine that a regular meeting of shareholders shall be held solely by means of remote communication.
BY-LAW 3.02 Special Meeting. A special meeting of the shareholders may be called for any purpose by the Chief Executive Officer, the Chief Financial Officer, the Board of Directors, or a shareholder or shareholders holding at least ten percent of the voting shares of the Corporation. A special meeting of the shareholders shall be called by the Board of Directors on the demand of shareholders holding at least ten percent of the outstanding voting shares of the Corporation. Business transacted at any special meeting of the shareholders shall be confined to the purposes stated in the notice of such meeting. A special meeting shall be held on the date and at the time and place fixed by the Chief Executive Officer, the Chief Financial Officer, the Board of Directors, or a person authorized by the Articles of Incorporation or By-Laws to call a meeting, except that a special meeting called by or at the demand of a shareholder or shareholders shall be held in the county where the principal executive office is located. Unless otherwise provided by Statute, the Board of Directors may determine that a regular meeting of shareholders shall be held solely by means of remote communication.
BY-LAWS 3.03 Notice. Written or printed notice of each meeting of shareholders stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten or more than seventy days before the date of the meeting, by or at the direction of the President, or the Secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. Written notice shall include, but not be limited to, notice by electronic transmission which means any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval, and reproduction of information by the shareholder. Any notice of a shareholders’ meeting sent by mail shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid addressed to the shareholder at his address as it appears on the records of the Corporation.
BY-LAW 3.04 Waiver of Notice; Consent Meetings. Notice of the time, place and purpose of any meeting of the shareholders may be waived by any shareholder before, at, or after any such meeting, and whether given in writing, orally, or by attendance.

Any action which may be taken at a meeting of the shareholders may be taken without a meeting by written action signed, by all of the shareholders entitled to vote on that action. Attendance at a meeting of the shareholders, or participation by means of remote communication, is a waiver of the notice of that meeting, unless at the beginning of that meeting a shareholder objects that the meeting is not lawfully called or convened.
BY-LAW 3.05 Quorum; Adjournment. Unless otherwise provided in the Articles of Incorporation or these By-Laws, a majority of the outstanding shares entitled to vote at any meeting, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Once a quorum is established at any meeting of the shareholders, the voluntary withdrawal of any shareholder from the meeting shall not affect the authority of the remaining shareholders to conduct any business which properly comes before the meeting. In the absence of a quorum, those present may adjourn the meeting to a specified date not longer than ninety days after such adjournment or to another place. Notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than ninety days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the date and place of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.
BY-LAW 3.06 Voting; Record Date. At each meeting of the shareholders, each shareholder entitled to vote thereat may vote in person or by proxy duly appointed by an instrument in writing subscribed by such shareholder. At a meeting of the shareholders, each shareholder shall have one vote for each voting share standing in such shareholder’s name on the books of the Corporation, or on the books of any transfer agent appointed by the Corporation, on the record date established by the Board of Directors, which date may not be more than sixty days from the date of any such meeting. If no record date has been established, the record date shall be as of the close of business on the date of the original notice of the meeting of the shareholders, or the date immediately preceding the date such notice is mailed to the shareholders, whichever is earlier. Upon the demand of any shareholder at the meeting, the vote for directors, or the vote upon any question before the meeting, shall be by written ballot. All elections shall be effected, and all questions shall be decided, by shareholders owning a majority of the shares present in person and by proxy, except as otherwise specifically provided for by the Statute or by the Articles of Incorporation.
BY-LAW 3.07 Presiding Officer. The Chief Executive Officer of the Corporation or any person so designated by the Chief Executive Officer shall preside as chairman over all meetings of the shareholders; provided, however, that in the absence of the Chief Executive Officer or his designee at any meeting of the shareholders, the Chief Financial Officer shall choose any person present to act as the presiding officer of the meeting.

BY-LAW 3.08 Conduct of Meetings of Shareholders. Subject to the following, meetings of shareholders generally shall follow accepted rules of parliamentary procedure:
     a. The chairman of the meeting shall have absolute authority over matters of procedure and there shall be no appeal from the ruling of the chairman. If the chairman, in his absolute discretion, deems it advisable to dispense with the rules of parliamentary procedure as to any one meeting of shareholders or part thereof, the chairman shall so state and shall clearly state the rules under which the meeting or appropriate part thereof shall be conducted.
     b. If disorder should arise which prevents continuation of the legitimate business of the meeting, the chairman may quit the chair and announce the adjournment of the meeting; and upon his so doing, the meeting is immediately adjourned.
     c. The chairman may ask or require that anyone leave the meeting who is not a bona fide shareholder of record entitled to notice of the meeting, or a duly appointed proxy thereof.
BY-LAW 3.09 Inspectors of Election. The Chief Executive Officer in advance of any meeting of shareholders may appoint two or more inspectors to act at such meeting or adjournment thereof. If inspectors of election are not so appointed, the person acting as chairman of any such meeting may, and on the request of any shareholder or his proxy shall, make such appointment. In case any person appointed as inspector shall fail to appear to act, the vacancy may be filled by appointment made by the Chief Executive Officer in advance of the meeting, or at the meeting by the officer or person acting as chairman. The inspectors of election shall determine the number of shares outstanding, the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, and shall receive votes, ballots, assents or consents, hear and determine all challenges and questions in any way arising and announce the result, and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. No inspector whether appointed by the Board of Directors or by the officer or person acting as chairman need be a shareholder.
ARTICLE IV
BOARD OF DIRECTORS
BY-LAW 4.01 Number. Election and Term. The Board of Directors shall consist of one or more members. The number of the members of the Board of Directors to be elected at any meeting of the shareholders shall be determined from time to time by the Board of Directors and, if the Board of Directors does not expressly fix the number of directors to be so elected, then the number of directors shall be the number of directors elected at the preceding regular meeting of shareholders. The number of directors may be increased at any subsequent special meeting of shareholders called for the election of additional directors, by the number so elected. A director need not be a shareholder. Directors shall be elected at each regular meeting of the shareholders. Each director shall be elected to serve for an indefinite term, terminating at the next regular meeting of the shareholders and the election of a qualified successor by the shareholders, or the earlier death, resignation, removal or disqualification of such director.
BY-LAW 4.02 Regular Meetings. Regular meeting of the Board of Directors shall be held on such date, time and place within or outside the State of Missouri as determined by the Board of Directors. At such meeting of the Board of Directors, the Board of Directors shall elect such officers as are deemed necessary for the operation and management of the Corporation, and transact such other business as may properly come before it.
BY-LAW 4.03 Special Meetings. Special meetings of the Board of Directors may be called by the Chief Executive Officer, the President or any director at any time, to be held within or outside the State of Missouri as determined by the Board of Directors.
BY-LAW 4.04 Notice. Notice of the date, time and place of meetings of the Board of Directors shall be given to each director by any means permitted under the Statute at least ten days prior to the meeting. Any director may, before, at, or after a meeting of the Board of Directors, waive notice in writing or orally. Any director who attends a meeting, or participation by means of remote communication, shall be deemed to have waived notice of the meeting, unless such director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors, the provisions of this By-Law shall apply in all respects to the notice requirements of meetings of any committee established by the Board of Directors.
BY-LAW 4.05 Telephone and Consent Meetings. Participation in any meeting of the Board of Directors or of any committee established by the Board of Directors by conference telephone or by any other means permitted under the Statute, whereby all persons participating in the meeting can simultaneously and continuously hear each other, shall constitute presence in person at that meeting. Any action which might be taken at a meeting of the Board of Directors or any committee established by the Board of Directors may be taken without a meeting if done in writing and signed by all members of the Board of Directors or such committee, as the case may be.
BY-LAW 4.06 Quorum/Voting. At all meetings of the Board of Directors or of any committee established by the Board of Directors, a majority of the members must be present to constitute a quorum for the transaction of business. Each member shall have one vote. Voting by proxy, or the establishment of a quorum by proxy, is prohibited. The act of the majority of the members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as the case may be. In the absence of a quorum, a majority of those present may adjourn the meeting from day to day or time to time without notice other than announcement at such meeting of the date, time and place of the adjourned meeting.
BY-LAW 4.07 Order of Business/Record. The Board of Directors, or any committee established by the Board of Directors, may, from time to time, determine the order of the business at any meeting thereof. If a Secretary of the Corporation has been elected by the Board of Directors, such Secretary shall keep a record of all proceedings at a meeting of the Board of Directors; otherwise, a Secretary Pro Tem, chosen by the person presiding over the meeting as chairman, shall so act.
BY-LAW 4.08 Vacancy. A vacancy in membership of the Board of Directors shall be filled by the majority vote of the remaining members of the Board of Directors, although less than a quorum, or by the sole remaining director, and a member so elected shall serve until his successor is elected by the shareholders at their next regular meeting, or at a special meeting duly called for that purpose.
BY-LAW 4.09 Committees. The directors may, by resolution adopted by a majority of the members of the Board of Directors, designate two or more directors to constitute a committee which, to the extent provided in such resolution, shall have and exercise the authority of the Board of Directors in the management of the business of the Corporation. Any such committee shall act only in the interval between meetings of the Board of Directors and shall be subject at all times to the control and direction of the Board of Directors. Unless otherwise provided by the Board of Directors, a meeting of any committee established by the Board of Directors may be called by any member thereof.
BY-LAW 4.10 Other Powers. In addition to the powers and authorities conferred upon them by these By-Laws, the Board of Directors shall have the power to do all acts necessary and expedient to the conduct of the business of the Corporation which are not conferred upon the shareholders by Statute, these By-Laws, or the Articles of Incorporation.
ARTICLE V
SHARES
BY-LAW 5.01 Issuance of Securities. The Board of Directors is authorized to issue securities of the Corporation, and rights thereto, to the full extent authorized by the Articles of Incorporation, in such amounts, at such times and to such persons as may be determined by the Board of Directors and permitted by law, subject to any limitations specified in these By-Laws.
BY-LAW 5.02 Certificates for Shares. Every shareholder shall be entitled to a certificate, to be in such form as prescribed by law and adopted by the Board of Directors, evidencing the number of shares of the Corporation owned by such shareholder. The certificates shall be signed by the Chief Executive Officer; provided that if a transfer agent has been appointed for the Corporation’s shares, such signature may be a facsimile.

BY-LAW 5.03 Transfer of Shares. Subject to any applicable or reasonable restrictions which may be imposed by the Board of Directors, shares of the Corporation shall be transferred upon written demand of the shareholder named in the certificate, or the shareholder’s legal representative, or the shareholder’s duly authorized attorney-in-fact, accompanied by a tender of the certificates to be transferred properly endorsed, and payment of all transfer taxes due thereon, if any. The Corporation may treat, as the absolute owner of shares of the Corporation, the person or persons in whose name or names the shares are registered on the books of the Corporation.
BY-LAW 5.04 Lost Certificate. Any shareholder claiming a certificate evidencing ownership of shares to be lost, stolen or destroyed shall make an affidavit or affirmation of that fact in such form as the Board of Directors may require, and shall, if the Board of Directors so require, give the Corporation (and its transfer agent, if a transfer agent be appointed) a bond of indemnity in such form with one or more sureties satisfactory to the Board of Directors, in such amount as the Board of Directors may require, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.
ARTICLE VI
OFFICERS
BY-LAW 6.01 Election of Officers. The Board of Directors, at its regular meeting held after each regular meeting of shareholders shall, and at any special meeting may, elect a Chief Executive Officer and a Chief Financial Officer. Except as may otherwise be determined from time to time by the Board of Directors, such officers shall exercise such powers and perform such duties as are prescribed by these By-Laws. The Board of Directors may elect such other officers and agents as it shall deem necessary from time to time, including, but not limited to, a Chairman of the Board, one or more Vice Presidents, one or more Assistant Treasurers or Assistant Secretaries who shall exercise such powers and perform such duties, not in conflict with the duties of officers designated in these By-Laws, as shall be determined from time to time by the Board of Directors. Any two or more offices may be held by the same person.
BY-LAW 6.02 Terms of Office. The officers of the Corporation shall hold office until their successors are elected and qualified, notwithstanding an earlier termination of their office as directors. Any officer elected by the Board of Directors may be removed with or without cause by the affirmative vote of a majority of the Board of Directors present at a meeting.
BY-LAW 6.03 Salaries. The salaries of all officers of the Corporation shall be determined by the Board of Directors.
BY-LAW 6.04 Chief Executive Officer. The President shall be the Chief Executive Officer of the Corporation, unless the Board of Directors shall elect a Chairman of the Board, and designate such Chairman as the Chief Executive Officer, in which case the

Chairman of the Board shall be the Chief Executive Officer. The Chief Executive Officer shall:
     a. have general active management of the business of the Corporation;
     b. when present, and except where the Board of Directors elect a Chairman of the Board, preside at all meetings of the Board of Directors and of the shareholders;
     c. see that all orders and resolutions of the Board of Directors are carried into effect;
     d. sign and deliver in the name of the Corporation any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Corporation, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Articles of Incorporation or these By-Laws or by the Board of Directors to some other officer or agent of the Corporation;
     e. maintain records of and, whenever necessary, certify all proceedings of the Board of Directors and the shareholders; and
     f. perform other duties prescribed by the Board of Directors.
BY-LAW 6.05 Chief Financial Officer. The Treasurer shall be the Chief Financial Officer of the Corporation, and as such shall:
     a. keep accurate financial records for the Corporation;
     b. deposit all money, drafts, and checks in the name of and to the credit of the Corporation in the banks and depositories designated by the Board of Directors;
     c. endorse for deposit all notes, checks, and drafts received by the Corporation as ordered by the Board of Directors, making proper vouchers therefor;
     d. disburse funds of the Corporation, and issue checks and drafts in the name of the Corporation, as ordered by the Board of Directors;
     e. render to the Chief Executive Officer and the Board of Directors, whenever requested, an account of all transactions by the Treasurer and of the financial condition of the Corporation; and

     f. perform other duties prescribed by the Board of Directors or by the Chief Executive Officer, under whose supervision the Treasurer shall be.
BY-LAW 6.06 Assistant Treasurers. Except as may be otherwise provided in these By-Laws, Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, or the Treasurer, and shall have the authority to perform all functions of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer.
BY-LAW 6.07 Vice Presidents. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one (1) vice president, the vice presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The vice presidents shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.
BY-LAW 6.08 Secretary. The Secretary shall:
     a. attend all meetings of the Board of Directors at the request of the Chief Executive Officer or the Board of Directors, and shall attend all meetings of the shareholders and record all votes and the minutes of all proceedings in a book kept for that purpose; and shall perform like duties for a committee when required by the Chief Executive Officer; and
     b. perform other duties prescribed by the Board of Directors or by the Chief Executive Officer, under whose supervision the Secretary shall be.
BY-LAW 6.09 Assistant Secretaries. Except as may be otherwise provided in these By-Laws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, or the Secretary, and shall have the authority to perform all functions of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.
BY-LAW 6.10 Delegation of Authority. Except where prohibited or limited by the Board of Directors, an officer elected by the Board of Directors may delegate some or all of the duties or powers of his office to another person, provided that such delegation is in writing, and a copy of such written delegation, identifying the person to whom those duties or powers are delegated, and specifying the nature, extent and any limitations of the duties or powers delegated, is delivered in the same manner as provided for notices of meetings of the Board of Directors to all members of the Board of Directors prior to such delegation becoming effective.

BY-LAW 6.11 Officer Appointment Subject to Approval Consistent With Missouri Gaming Law. Under Missouri Gaming Laws, a key person includes officers of the Corporation. All officers elected by the Board of Directors for which Key Person/Level 1 Applications are filed with the Missouri Gaming Commission (“Commission”) are subject to approval of the Commission.
ARTICLE VII
INDEMNIFICATION
BY-LAW 7.01 Right of Indemnification. The Corporation’s directors and officers shall be indemnified, to the fullest extent allowed under the Statute, by the Corporation against any and all liabilities and expenses including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with any proceeding (i.e., any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding), involving the director or officer by reason of his being or having been a director or officer of the Corporation or such director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, manager, employee, agent or trustee of another corporation, partnership, joint venture or other enterprise (hereinafter, an “indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee or agent or trustee.
BY-LAW 7.02 Advancement of Expenses. Expenses incurred by an indemnitee in connection with a proceeding shall be paid by the Corporation in advance of the final disposition of the proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such indemnitee to repay such amount unless it shall be ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article VII.
BY-LAW 7.03 Non-Exclusivity of Rights. The indemnification provided by or granted pursuant to the other By-Laws 7.01 and 7.02 shall not exclude any other rights to which a director, officer, employee or agent of the Corporation may be entitled under the Articles of Incorporation, these By-Laws, any agreement, any vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
BY-LAW 7.04 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a director or officer, employee or agent whether or not the Corporation would have the power to indemnify him against such expenses and liabilities under the Statute.
BY-LAW 7.05 Indemnification of Persons other than Directors or Officers of The Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights of indemnification as to liabilities and expenses imposed or incurred by any employee or agent of the Corporation or any other person (other than a person who is entitled to indemnification under By-Laws 7.01) who was serving at the request of the Corporation as manager, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, to the fullest extent to the indemnification of the indemnitees as provided in By-Laws 7.01 and 7.02.
BY-LAW 7.06 Nature of Rights. The rights conferred upon the indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or his successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
ARTICLE VIII
MISCELLANEOUS
BY-LAW 8.01 Corporate Seal. If so directed by the Board of Directors, the Corporation may use a corporate seal. The failure to use such seal, however, shall not affect the validity of any documents executed on behalf of the Corporation. The seal need only include the word “seal,” but it may also include, at the discretion of the Board of Directors, such additional wording as is permitted by the Statute.
BY-LAW 8.02 Reimbursement by Directors and Officers. Any payments made to any officer or director of this Corporation, such as salary, commission, bonus, interest, or rent, or entertainment expenses incurred by him, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by such officer or director to the Corporation to the full extent of such disallowance. It shall be the duty of the Board of Directors to enforce payment of each said amount disallowed. In lieu of payment by the officer or director, subject to the determination of the Board of Directors, proportionate amounts may be withheld from his future compensation payments until the amount owed to the Corporation has been recovered.
BY-LAW 8.03 Amendments to By-Laws. Except as otherwise provided by Statute or in the Articles of Incorporation, the power to make, alter, amend, or repeal the By-Laws of the Corporation shall be vested in the Board of Directors.